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EXHIBIT NO. 99.1: Press release of Alcan Aluminium Limited, dated January 10, 2001

Press Release                                                     ALCAN LOGO
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                ALCAN PRESIDENT AND CEO, JACQUES BOUGIE, RESIGNS
            ALCAN BOARD NAMES BILL BLUNDELL INTERIM PRESIDENT AND CEO

Montreal, Canada -- January 10, 2001 -- Mr. Jacques Bougie today tendered his resignation as President and CEO of Alcan Aluminium Limited (NYSE, TSE: AL), effective immediately. "While during the past two years I have faced a number of tough decisions, this has been my toughest", emphasized Jacques Bougie. "The post-merger integration is going exceptionally well with extra synergies identified and communicated. We have exciting growth opportunities and our upcoming quarterly presentation on January 24th will reiterate the Company's strong financial position and positive outlook."

"There is never a good time to take these personal decisions", he added. "After a decade of leadership in Alcan, first as COO then CEO, and in light of my own desire to spend more time with my family and to return to activities that I have put aside, this is an appropriate time to move on."

Dr. John Evans, Chairman of the Board of Alcan Aluminium Limited advised that the Board has reluctantly accepted Mr. Bougie's decision.

In accepting today the resignation of Jacques Bougie, the Board expressed its appreciation to him for his distinguished leadership and contributions over twenty years in various assignments with Alcan, but especially for the last seven years of his tenure as President and CEO. Dr. Evans added, "Jacques Bougie has brought a new focus to Alcan and created new opportunities for the future. From the original repositioning of Alcan's assets, to the focus achieved on deriving full potential from all operations, to evolving Alcan into a leader in both aluminum and packaging, Jacques has put Alcan on a new level with enhanced opportunities."

Dr. Evans further said, "Although Jacques has stepped down as an officer and director, we are pleased that he has agreed to continue in an advisory role to the Board and management on strategic opportunities during this transition." The Board expressed its full support and confidence in the Alcan management team and its strategic direction.

Dr. Evans also announced the Board's appointment of W.R.C. (Bill) Blundell, a member of the Board, as interim President and CEO. He also indicated that the Board would initiate a full search, including internal and external candidates to identify the next President and CEO of Alcan. This search is expected to lead to an appointment within six months.

Alcan is a multinational, market-driven, US$12.4 billion organization and a global leader in aluminum and packaging. Alcan maintains a low-cost position in primary aluminum, has

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advanced aluminum fabrication facilities and has a US$3 billion global flexible and specialty packaging business. Alcan employs 53,000 people and has operations in 37 countries.

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Statements made in this press release which describe the Company's intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's results could differ materially from those expressed or implied in such statements. Reference should be made to the most recent Form 10-Q for a summary of major risk factors.

MEDIA CONTACTS:

World Headquarters - Montreal, Canada
Daniel Gagnier, Senior Vice President, Corporate and External Affairs
514-848-8118

Europe
John Gardner, Vice President, Communications, Aluminum Fabrication, Europe +41 1 386 2155

INVESTOR CONTACT:

Michael Hanley, Vice President, Investor Relations.
514-848-8368

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